Exhibit 99.1

LESLIE’S, INC. ANNOUNCES PRICING OF INITIAL PUBLIC OFFERING

PHOENIX, Oct. 28, 2020 /PRNewswire/ — Leslie’s, Inc. (“Leslie’s”), the largest and most trusted direct-to-consumer brand in the U.S. pool and spa care industry, today announced the pricing of its initial public offering of 40,000,000 shares of its common stock at an initial public offering price of $17.00 per share. The offering consists of 30,000,000 shares of common stock being sold by Leslie’s and 10,000,000 shares of common stock being sold by a parent entity of Leslie’s (the “Selling Stockholder”) majority owned by L Catterton and GIC. In addition, the Selling Stockholder granted the underwriters a 30-day option to purchase up to 6,000,000 additional shares of common stock at the initial public offering price, less underwriting discounts and commissions to cover over-allotments, if any. Leslie’s will not receive any proceeds from any sale of shares by the Selling Stockholder. The shares of common stock are expected to begin trading on the Nasdaq Global Select Market on October 29, 2020 under the ticker symbol “LESL.” The offering is expected to close on November 2, 2020, subject to customary closing conditions.

Leslie’s expects to receive net proceeds of approximately $465 million, after deducting underwriting discounts and commissions and offering expenses. Leslie’s intends to use the net proceeds of this offering to repay in full the entire outstanding amount of its senior unsecured floating rate notes due 2024, which was $390 million as of June 27, 2020, and to the extent of any remaining proceeds, for working capital and general corporate purposes, which may include the repayment of a portion of its borrowings under its term loan credit agreement, dated as of August 16, 2016, which had $815 million outstanding as of June 27, 2020.

Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC and BofA Securities are acting as joint lead book-running managers for the offering. Jefferies and Nomura are also serving as bookrunners for the offering with Baird, Guggenheim Securities, Piper Sandler, William Blair, Telsey Advisory Group, Loop Capital Markets, Ramirez & Co., Inc., and AmeriVet Securities serving as co-managers.

A registration statement relating to this offering was declared effective by the U.S. Securities and Exchange Commission (“SEC”) on October 28, 2020. This offering is being made only by means of a prospectus, copies of which may be obtained, when available, from: Goldman Sachs & Co. LLC, Attn: Prospectus Department, 200 West Street, New York, NY 10282, by email at prospectus-ny@ny.email.gs.com, or by telephone at (866) 471-2526; Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, or by email at prospectus@morganstanley.com; or BofA Securities, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, attention: Prospectus Department, or via email: dg.prospectus_requests@bofa.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Leslie’s

Founded in 1963, Leslie’s is the largest direct-to-consumer brand in the U.S. pool and spa care industry, serving residential, professional, and commercial consumers. Leslie’s markets its products through more than 900 physical locations and multiple digital platforms. The company employs more than 5,000 associates, pool and spa care experts, and experienced service technicians who are passionate about empowering consumers with the knowledge, products, and solutions necessary to confidently maintain and enjoy their pools and spas.

Forward Looking Statements

This press release contains forward looking statements, including statements regarding the initial public offering. These statements are not historical facts but rather are based on Leslie’s current expectations and projections regarding its business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual results may differ materially from those in the forward looking statements as a result of a number of factors, including those in Leslie’s registration statement filed with the Securities and Exchange Commission.

Contacts

Investors

Farah Soi/Caitlin Churchill

ICR

investorrelations@lesl.com

Media

Robert Rendine/Jenny Gore/David Isaacs

Sard Verbinnen & Co

media@lesl.com

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